Exhibit No. 99.1

Novelion Therapeutics Appoints Suzanne Bruhn, Ph.D. to
Board of Directors

Vancouver, British Columbia, September 11, 2017 - Novelion Therapeutics Inc. (NASDAQ: NVLN), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases, today announced the appointment of Suzanne Bruhn, Ph.D. to its board of directors, effective October 1, 2017.

Jason Aryeh, chairman of the board of directors, said, “Dr. Bruhn brings to the Novelion Board of Directors executive leadership, operational knowledge, deep scientific expertise and corporate transactions acumen. We look forward to her contributing to the strategic direction of Novelion as we seek to maximize the value of our assets.”

Dr. Bruhn is president and chief executive officer of Proclara Biosciences, Inc. Prior to joining Proclara, Dr. Bruhn served as president and chief executive officer of Promedior, Inc. She also served as a member of the board of directors of Raptor Pharmaceuticals from 2011 until it was acquired by Horizon Pharma in 2016. Previously, Dr. Bruhn served as senior vice president, strategic planning and program management at Shire from 1998 until 2012. Dr. Bruhn currently also serves on the board of directors of Aeglea BioTherapeutics, Inc., a publicly traded biotechnology company focused on the treatment of rare genetic diseases and cancer, and Pliant Therapeutics, a private biotechnology company. Dr. Bruhn received her B.S. degree in Chemistry from Iowa State University and her Ph.D. in Chemistry from Massachusetts Institute of Technology.

About Novelion Therapeutics
Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases. Novelion has a diversified commercial portfolio through its indirect subsidiary, Aegerion Pharmaceuticals, Inc., which includes MYALEPT® and JUXTAPID®, and is also developing zuretinol acetate for the potential treatment of inherited retinal disease caused by underlying mutations in RPE65 or LRAT genes. The company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development.

CONTACT:
Amanda Murphy, Director, Investor & Corporate Communications
Novelion Therapeutics
857-242-5024
amanda.murphy@novelion.com